Exhibit 99.1

Thor Reports Strong Growth In Net Sales, Gross Profit Margin, And Earnings Per Share For The First Quarter Of Fiscal 2021

- Net sales for the first quarter were $2.54 billion, an increase of 17.5%. First-quarter results include $1.89 billion in North American RV net sales and $602.5 million in European RV net sales.

- Consolidated gross profit margin for the first quarter was 14.9%, a 60 basis point improvement over the prior-year period.

- Net income attributable to THOR for the first quarter increased 122.8% to $113.8 million, or $2.05 per diluted share.

- Consolidated RV backlog as of October 31, 2020 was $8.92 billion, an increase of 194.5% over October 31, 2019.

ELKHART, Ind., Dec. 8, 2020 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced strong growth for the first quarter of fiscal 2021 which ended October 31, 2020.

"We are pleased to report a solid start to our fiscal year with strong year-over-year growth across all of our major metrics, including net sales, gross margin and net income attributable to THOR. Our backlog continued to increase in the first quarter, setting a record, while dealer inventories continued to decline as many of our product shipments are going directly to fill existing end-customer orders. To address the increase in demand, we have increased production levels. Even with our higher production output and deliveries, demand and backlog for our RV products continue to grow," said Bob Martin, President and CEO of THOR Industries.

"We are working hard to manage through temporary supply chain issues, which are currently common across the entire RV industry. We are confident that once these temporary supply chain constraints are mitigated, our shipments will increase further. We also believe it will take a number of months of production to first fill dealer presold orders before we will begin a restocking cycle to help our dealers get their inventory back to a more historically normal level," added Martin.

First-Quarter Financial Results

First-quarter net sales were $2.54 billion, compared to $2.16 billion in the first quarter of fiscal 2020. This year's first quarter net sales includes $1.39 billion for the North American Towable RV segment, $493.9 million for the North American Motorized RV segment and $602.5 million for the European RV segment.

Consolidated gross profit margin was 14.9% for the first quarter of fiscal 2021, compared to 14.3% in the corresponding period a year ago. The improved gross profit margin is primarily due to the increase in net sales, resulting in a reduction of the manufacturing overhead percentage, and favorable warranty experience trends, partially offset by higher labor costs due to the current competitive RV labor market conditions in Northern Indiana.

Net income attributable to THOR and diluted earnings per share for the first quarter of fiscal 2021 were $113.8 million and $2.05, respectively, compared to net income attributable to THOR and diluted earnings per share of $51.1 million and $0.92, respectively, in the prior-year period.

The Company's effective income tax rate for the first quarter of fiscal 2021 was 21.0% compared with 24.5% for the first quarter of fiscal 2020. The primary driver of the decrease in the effective tax rate between comparable periods was additional income tax expense in the three months ended October 31, 2019 from the vesting of share-based compensation awards. The Company estimates its effective income tax rate for fiscal 2021 will be between 19% and 22% before consideration of any discrete tax items. The actual effective income tax rate will be dependent upon the mix of foreign and domestic pretax earnings and subject to the impact of foreign currency exchange rates.

Net cash used by operating activities for the first quarter of fiscal 2021 was $81.3 million compared to a use of $52.0 million in the first quarter of fiscal 2020. The Company's cash flow is seasonal, and the net cash used by operating activities in the first quarter of fiscal 2021 increased compared to the prior-year period, reflecting an increase in inventory and accounts receivable in the current period, partially offset by an increase in accounts payable. During the fiscal first quarter of 2021, the Company made payments of $59.7 million on its debt related to the acquisition of its European operations.

Segment Results

North American Towable RVs

  North American Towable RV net sales were $1.39 billion for the first quarter of fiscal 2021, compared to first-quarter net sales of $1.20 billion in the prior-year period. The increase was driven primarily by an increase in unit shipments, partially offset by a change in product mix.
  North American Towable RV gross profit margin was 15.8% for the first quarter of fiscal 2021, compared to 15.3% in the prior-year period. The improvement in gross profit margin for the first quarter was primarily the result of a reduction in sales discounts, which effectively lowered material costs as a percentage of net sales, and favorable warranty experience trends, partially offset by higher labor costs due to the current competitive RV labor market conditions in Northern Indiana.
  North American Towable RV income before income tax for the first quarter of fiscal 2021 was $141.2 million, compared to $104.3 million in the first quarter last year, driven by the increase in North American towables net sales.
  North American Towable RV backlog was $4.40 billion at October 31, 2020, an increase of $3.33 billion, or 312.1%, compared to $1.07 billion as of October 31, 2019.

North American Motorized RVs

  North American Motorized RV net sales were $493.9 million for the first quarter of fiscal 2021, compared to $415.9 million in the prior-year period. The increase in motorized net sales for the quarter was driven primarily by higher unit sales in our Class B and Class C motorhomes.
  North American Motorized RV gross profit margin was 13.8% for the first quarter of fiscal 2021, compared to 10.8% in the prior-year period. The improvement in gross profit margin for the first quarter was primarily the result of a reduction in sales discounts, which effectively lowered material costs as a percentage of net sales, and favorable warranty experience trends, partially offset by higher labor costs due to the current competitive RV labor market conditions in Northern Indiana.
  North American Motorized RV income before income tax for the first quarter of fiscal 2021 increased to $41.6 million compared to $21.8 million a year ago, driven by the increase in North American motorized net sales.
  North American Motorized RV backlog was $2.22 billion at October 31, 2020, an increase of $1.55 billion, or 230.6%, compared to $670.0 million as of October 31, 2019.

European RVs

  European RV net sales were $602.5 million for the first quarter of fiscal 2021, compared to $493.0 million in the prior-year period. European net sales increased by 22.2%, driven primarily by an increase in unit shipments, an increase in the overall net price per unit due to the impact of changes in product mix, and a favorable impact from year-over-year changes in foreign currency exchange rates.
  European RV gross profit margin was 12.0% of net sales for the first quarter compared to 13.1% in the prior-year period. Gross profit margin was impacted by product mix with a higher concentration of the motorcaravan and campervan motorized product sales in the current year, which have a higher material cost percentage than caravan products.
  European RV net loss before income tax for the first quarter of fiscal 2021 was $5.5 million, compared to net loss before income tax of $23.0 million during the first quarter of fiscal 2020. The decrease in loss before income taxes was driven by an increase in European recreational vehicle net sales and a decrease in selling, general and administrative expenses.
  European RV backlog was $2.31 billion as of October 31, 2020, an increase of $1.02 billion, or 78.7%, compared to $1.29 billion as of October 31, 2019.

"Each of our business segments delivered stronger operating results in the first quarter as compared to the prior-year first quarter. Our improved financial performance demonstrates our ability to successfully ramp up production volumes in response to surging demand while managing our expenses to achieve improved margins and net income in an unusually complex operating environment," said Colleen Zuhl, THOR's Senior Vice President and Chief Financial Officer.

"Historically, our cash flow tends to be seasonal as we build inventory during our first and second fiscal quarters in preparation for the typical demand cycle for our products. This is true again this year, with the added complexity of carrying additional chassis and inventory due to increased production and higher work-in-process levels as a result of temporary supply chain constraints. We expect overall working capital levels to remain elevated given strong market demand but expect our work-in-process to normalize to appropriate levels during the fiscal year as the supply chain stabilizes and we ship completed work-in-process units. We continue to have strong liquidity with $337.4 million of cash and cash equivalents as of October 31, 2020, and approximately $720 million currently available for borrowing under our ABL. Our cash utilization priorities remain consistent with our historical priorities, namely, we will invest in our businesses, grow our dividend over time, further reduce our acquisition-related debt obligations, and support opportunistic strategic investments, including acquisitions, to enhance long-term shareholder value," concluded Zuhl.

Outlook

"Our financial results were very strong for the first quarter, despite the continued challenges we faced as a result of the pandemic. Our teams have done a great job of managing through what continues to be an uncertain operating environment. We view the current chain constraints to be temporary in nature, and expect to achieve continued growth in fiscal 2021 supported by our October 31st backlog of $8.92 billion," said Bob Martin, President and CEO of THOR Industries.

"We believe the long-term growth potential for the RV industry remains very positive. While it is certainly true that the impact of COVID-19 has brought new buyers into our industry, both THOR, specifically, and the industry, generally, were attracting new buyers and saw strong demand independent of the pandemic. People have shown that they appreciate the long-term value proposition RVs offer – affordability, a vacation in a controlled environment, freedom, and outdoor fun. We also believe that the desire by consumers to 'control their own destiny' and have safer, socially distanced vacation activities has been a key factor in driving recent RV demand and will continue to be a factor for the foreseeable future.

"On December 1, 2020, the RVIA updated their most-likely forecast and now expects an increase of 18.7% in calendar 2021 shipments over their most-likely estimate for calendar 2020 shipments. We support their forecast and believe there is potential for upside to this forecast based on current industry conditions," concluded Martin.

Supplemental Earnings Release Materials

THOR has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our production or other aspects of our business and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and specifically on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2020 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED OCTOBER 31, 2020 and 2019
($000's except share and per share data) (Unaudited)

	Three Months Ended October 31,
	2020	% Net Sales (1)	2019	% Net Sales (1)

Net sales	$2,537,360		$2,158,785

Gross profit	$378,852	14.9%	$308,811	14.3%

Selling, general and administrative expenses	181,763	7.2%	188,464	8.7%

Amortization of intangible assets	27,427	1.1%	24,293	1.1%

Interest expense, net	23,958	0.9%	27,050	1.3%

Other income (expense), net	615	—%	(370)	—%

Income before income taxes	146,319	5.8%	68,634	3.2%

Income taxes	30,680	1.2%	16,789	0.8%

Net income	115,639	4.6%	51,845	2.4%

Less: net income attributable to non-controlling interests	1,882	0.1%	780	—%

Net income attributable to THOR Industries, Inc.	$113,757	4.5%	$51,065	2.4%

Earnings per common share
Basic	$2.06		$0.93
Diluted	$2.05		$0.92

Weighted-avg. common shares outstanding – basic	55,238,164		55,095,074
Weighted-avg. common shares outstanding – diluted	55,554,682		55,224,655

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	October 31, 2020	July 31, 2020		October 31, 2020	July 31, 2020
Cash and equivalents	$340,210	$541,363	Current liabilities	$1,596,690	$1,515,281
Accounts receivable, net	817,653	814,227	Long-term debt	1,585,019	1,652,831
Inventories, net	1,038,250	716,305	Other long-term liabilities	258,692	257,779
Prepaid expenses and other	44,203	30,382	Stockholders' equity	2,420,521	2,345,569
Total current assets	2,240,316	2,102,277
Property, plant & equipment, net	1,091,941	1,107,649
Goodwill	1,481,283	1,476,541
Amortizable intangible assets, net	885,454	914,724
Deferred income taxes and other, net	161,928	170,269
Total	$5,860,922	$5,771,460		$5,860,922	$5,771,460

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912